UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 12, 2014
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	26-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
        Compensatory Arrangements of Certain Officers.

On February 12, 2014, the Board of Directors of Miller Energy Resources, Inc, (the “Company”) appointed Mr. John Brawley, 31, as the Company’s Chief Financial Officer. Mr. Brawley, through his consulting company, was previously a consultant for the Company, starting in November of 2013. From 2010 to 2013 Mr. Brawley worked for Guggenheim Partners, LLC, a diversified asset management firm with more than $190 billion of assets under management, where he oversaw their mezzanine energy portfolio as the co-head of the Houston office and provided energy expertise for Guggenheim's high yield and syndicated loan portfolios. Prior to Guggenheim Partners, Mr. Brawley worked directly for the CFO of ATP Oil & Gas as a consultant from 2006 to 2010, and was a financial analyst at Lehman Brothers in their energy investment banking practice in 2006.

Mr. Brawley received a B.A. in Economics and Biological Sciences and an M.B.A, with a concentration in accounting and finance, from Rice University.

The Company entered into an employment agreement (the “Agreement”) with Mr. Brawley, dated as of February 12, 2014 (the “Agreement”), extending until November 12, 2016, under which Mr. Brawley will receive an annual salary of $350,000. The Board also granted Mr. Brawley 35,000 shares of restricted stock contingent on a shareholder approval of an increase in the number of shares available under the 2011 Equity Compensation Plan (the "2011 Plan") adequate to cover this grant of restricted stock. In addition, in connection with Mr. Brawley’s engagement as a consultant on November 12, 2013, the Compensation Committee previously granted an option (the “Option”) to purchase 800,000 shares of our common stock, vesting as follows: 300,000 shares vesting on May 12, 2014, 250,000 shares vesting on November 12, 2015, and 250,000 shares vesting on November 12, 2016. This Option is also contingent upon shareholder approval of an increase in the number of shares available under the 2011 Plan adequate to cover the grant of the Option. As the Option was previously granted to Mr. Brawley’s consulting company in connection with his consulting work, that Option is being assigned, with the consent of the Company’s Board of Directors and the Compensation Committee (the “Committee”) of the Board. The Option’s strike price is $6.11 per share, which was the closing price of our common stock on the New York Stock Exchange on November 12, 2013, which was the Committee granted the Option as well as the date Mr. Brawley began rendering consulting services to the Company.

Capitalized terms used below have the meanings set forth in the Agreement, which is attached hereto as Exhibit 10.1. The Agreement supersedes and replaces any prior written or oral agreements between the Company and Mr. Brawley, including the former consulting agreement. In addition to the compensation terms set forth above which are included in the Agreement, the Agreement contains the following material terms:

1.     Although the term of the Agreement lasts until November 12, 2016, it is subject to earlier termination for Cause, upon death or Disability, voluntarily by Mr. Brawley, by the Company without Cause or upon a Change in Control. The Agreement does not automatically renew at the end of its term.

2.     If the Agreement is terminated for Cause, or voluntarily by Mr. Brawley (absent a Change in Control), the Company is only obligated to pay Mr. Brawley’s Base Salary accrued, but not paid, through the date of termination.

3.     If the Agreement is terminated as a result of the death or Disability of Mr. Brawley, the Company is only obligated to pay Mr. Brawley’s Base Salary accrued, but not paid, through the date of termination.

4.     If the Agreement is terminated by the Company without Cause, Mr. Brawley would receive his Base Salary paid in accordance with the Company's normal payroll practices through the remainder of the term of his Agreement. The severance payment is contingent upon the execution of a satisfactory release by Mr. Brawley in favor of the Company.

5.     If the Agreement is terminated by the Company: (1)without Cause after a Change in Control, or in the 90 days prior to a Change in Control upon the request of the acquirer, or(2) by Mr. Brawley’s resignation as a result of a material breach by the Company of the Agreement, a material diminution in his authority, duties, responsibilities, or then current Base Salary or benefits, or his being required to relocate more than 50 miles from his then current place of employment, Mr. Brawley would receive, in lieu of the amount that would be otherwise payable upon a termination by the Company without Cause (immediately above), a lump sum payment of 2.99 multiplied by his annualized Base Salary if his stock grants had not been approved or 2.00 multiplied by his annualized Base Salary if his stock grants had been approved. In the Agreement, “Change in Control” is defined as the acquisition by any individual or entity (or group(s) thereof acting together), which is not a beneficial owner of any of the Company's securities as of the date of the agreement of beneficial ownership of securities of the Company representing greater than 30% of the combined voting power of the Company's then outstanding voting securities.

6.     Mr. Brawley has agreed to non-competition and non-solicitation restrictions extending one year after the termination of his Agreement.

7.     Mr. Brawley receives no less than four weeks’ vacation time.

The foregoing description of the terms and conditions of the Agreement is qualified in its entirety by reference to the Agreement itself.

Also on February 12, 2014, the Company's Board of Directors approved a change in title for Mr. David J. Voyticky to President as he had previously held the title of President and Acting Chief Financial Officer.

Item 9.01    Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between the Company and Mr. Brawley dated February 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2014	Miller Energy Resources, Inc.
By: /s/ Scott M. Boruff
Chief Executive Officer